Exhibit 11(a)
FORM OF OPINION
April __, 2013
Janus Investment Fund
151 Detroit Street
Denver, CO 80206-4805

Re:	Janus Investment Fund on behalf of its Janus World Allocation Fund and [Janus Moderate Allocation Fund] series
Ladies and Gentlemen:
I have acted as Vice President and Chief Legal Counsel for Janus Investment Fund, a Massachusetts business trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form N-14 on January __, 2013 (the “Registration Statement”) related to the acquisition by [Janus Moderate Allocation Fund], a series of the Trust, of the assets of Janus World Allocation Fund, a series of the Trust (the “Reorganization”).
I have examined the Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws, each as may be further amended, the proceedings of its trustees relating to the Reorganization, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that the shares of beneficial interest of the Trust registered under the Securities Act of 1933, as amended, in the Registration Statement, when issued in accordance with the terms described in the Registration Statement and the Agreement and Plan of Reorganization included therein, will be duly and validly issued and outstanding, fully paid and non-assessable by the Trust.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is for the exclusive use of the Trust in connection with the filing of such Registration Statement and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.
Very truly yours,
Stephanie Grauerholz-Lofton
Chief Legal Counsel, Vice President
and Secretary